Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$10,000,000	$1070.00

(1)             Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)             Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $811,857.57 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $1070.00 were previously offset against the registration fee due for the offering to which this Amendment No. 1 relates. No additional registration fee has been paid with respect to this filing.

Amendment No. 1, dated February 8, 2007 to	Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No.1 dated February 1, 2007	Registration No. 333-134553
(to Prospectus Supplement dated August 28, 2006
and Prospectus dated May 30, 2006)

$10,000,000

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series C

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated August 28, 2006, (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

Trade Date: February 1, 2007

Issue Date: February 12, 2007

CUSIP Number	Aggregate Principal Amount	Price to Public	Agents’ Concession	Dealers’ Concession	Reallowance (if any)	Net Proceeds to Issuer	Interest Rate per Annum
52519FEN7	$10,000,000	100%	3.00%	3.00%	1.50%	$9,700,000	6.00%

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Interest Payment Dates	Maturity Date	Survivor’s Option (Yes/No)	Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes
Semi-annually on each February 12 and August 12, commencing on August 12, 2007 and ending on the Maturity Date, subject to the Call Date.	February 12, 2037, subject to the Call Date	Yes

The Notes may be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to 100% of the principal amount being redeemed, semi-annually on each February 12 or August 12, commencing on or after February 12, 2012 (the “Call Date”). Notice of redemption will be given not more than 60 nor less than 30 days prior to the Call Date. The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivor’s Option.

Other Terms: In addition, on the Issue Date specified above, Lehman Brothers Holdings may (but is not required to) issue additional Notes similar in all respects (including with respect to the Price to Public and the Concessions specified above).

Lehman Brothers Holdings may also issue additional Notes following the Issue Date at a new Price to Public and subject to new Concessions. All such additional Notes would form a single tranche with, have the same CUSIP number as and trade interchangeably with the Notes immediately upon settlement.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the Trade Date.  Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

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